United States securities and exchange commission logo





                      February 22, 2021

       Scott Bowman
       Chief Financial Officer
       Dave & Buster's Entertainment, Inc.
       2481 Ma  ana Drive
       Dallas, TX 75220

                                                        Re: Dave & Buster's
Entertainment, Inc.
                                                            Form 10-K for the
Fiscal Year Ended February 2, 2020
                                                            Filed April 3, 2020
                                                            Form 10-K/A for the
Fiscal Year Ended February 2, 2020
                                                            Filed May 14, 2020
                                                            File No. 01-35664

       Dear Mr. Bowman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Mark Bergman, Esq